As filed with the Securities and Exchange Commission on January 4, 2013

Registration No. 333-169463

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GALECTIN THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Nevada	2834	04-3562325
(State or other jurisdiction of incorporation or organization)	(Primary SIC Number)	(I.R.S. Employer Identification No.)

4960 Peachtree Industrial Blvd., Suite 240

Norcross, Georgia 30071

(678) 620-3186

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Peter G. Traber, M.D.

Chief Executive Officer and President

Galectin Therapeutics Inc.

4960 Peachtree Industrial Blvd., Suite 240

Norcross, Georgia 30071

(678) 620-3186

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

E. Terrell Gilbert, Jr., Esq.

Arnall Golden Gregory LLP

Suite 2100

171 17th Street, NW

Atlanta, Georgia 30363-1031

Tel. (404) 873-7018

Fax (404) 873-7019

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Explanatory Note

The Registrant, under its former name Pro-Pharmaceuticals, Inc., filed a Registration Statement on Form S-1 (File No. 333-169463) with the Securities and Exchange Commission on September 17, 2010, which was subsequently amended on October 26, 2010 and declared effective on November 1, 2010, to register the resale of shares of its common stock held or issuable to the selling stockholders named therein (the “Registration Statement”). Amendments No.1 and No.2 to the Registration Statement were filed with the Securities and Exchange Commission on November 15, 2011, and January 20, 2012, respectively. In order to comply with Section 10(a)(3) of the Securities Act of 1933, the Registrant is filing this Post-Effective Amendment No.3 to update the prospectus contained the Registration Statement, which shall act, upon effectiveness, as a post-effective amendment to the Registration Statement. Because the Registrant is now eligible to register securities on Form S-3, this Post-Effective Amendment No.3 also serves to convert the Registration Statement on Form S-1 into a Form S-3.

On March 22, 2012, the Registrant effected a one-for-six (1:6) reverse stock split (the “Reverse Stock Split”) of its authorized and issued and outstanding common voting shares, par value $0.001 per share (the “Common Stock”). As such, the amount of undistributed shares of Common Stock covered by the Registration Statement has been proportionately reduced to give effect to the Reverse Stock Split. Also, the aggregate number of shares covered by the Registration Statement has been adjusted to reflect (i) the expiration of certain warrants previously covered by the Registration Statement and (ii) stock dividends that have been issued under this Registration Statement pursuant to Rule 416 under the Securities Act.

This Registration Statement also relates to an indeterminate number of shares that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated January 4, 2013

PROSPECTUS

8,773,111 Shares of Common Stock

This prospectus covers the offer and sale of up to 8,773,111 shares of our common stock from time to time by the selling stockholders named in this prospectus. The shares of common stock being offered are (i) issuable upon the exercise of warrants, (ii) issuable upon conversion of shares of our Series B-1 convertible redeemable preferred stock and Series B-2 convertible redeemable preferred stock, or (iii) have been issued or may be issued as stock dividends on such series of preferred stock.

We are not offering any new shares of common stock.

The selling stockholders will receive all of the net proceeds from sales of the common stock covered by this prospectus and will pay all underwriting discounts and selling commissions, if any, applicable to those sales. We will not receive any proceeds from sales of any of these shares. We will receive the exercise price of the warrants to the extent they are not exercised on a net or cashless exercise basis.

The selling stockholders may periodically sell the shares directly or through agents, underwriters or dealers. The shares may be sold:

•	in open market transactions, in privately negotiated transactions or otherwise;

•	directly to purchasers or through agents, brokers, dealers or underwriters; and

•	at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

If required, each time a selling stockholder sells shares of common stock, we will provide a prospectus supplement that will contain specific information about the terms of that transaction. We urge you to carefully read this prospectus and any accompanying prospectus supplement before you make an investment decision.

Investing in our securities involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                    ], 2013

i

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references to “Galectin Therapeutics,” “we,” “us,” “our,” “company,” or “Company” in this prospectus refer to Galectin Therapeutics Inc., a Nevada corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

You should rely only on the information contained or incorporated by reference in this prospectus or any related prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Find More Information” and “Information Incorporated by Reference.” The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should read this prospectus carefully as it contains important information you should consider when making your investment decision. See “Risk Factors” beginning on page 7.

About Galectin Therapeutics Inc.

We are a development-stage company engaged in drug development to create new therapies for serious diseases including cancer and liver fibrosis. Our drug candidates are based on our method of targeting galectin proteins, which are key mediators of biologic and pathologic function. We use naturally occurring plant materials to create complex carbohydrates with specific molecular weights and pharmaceutical properties. Using these unique carbohydrate-based candidate compounds that bind and inhibit galectin proteins, we are undertaking the pursuit of therapies for indications where galectins have a demonstrated role in the pathogenesis of a given disease. We focus on diseases with serious, life-threatening consequences to patients and those where current treatment options are limited. Our strategy is to establish clinical development programs that add value to our business in the shortest period of time possible and to seek strategic partners when a program becomes advanced and requires additional resources.

We attempt to leverage our scientific and development expertise as well as established relationships with outside sources to achieve cost-effective and efficient development. We are pursuing a development pathway to clinical enhancement and commercialization for our lead compounds in immune enhancement for cancer therapy as well as in both liver fibrosis and fatty liver disease. All of our proposed products are presently in development, including pre-clinical and clinical trials.

We adopted our new corporate name, Galectin Therapeutics Inc., on May 26, 2011.

Our lead product candidate, GM-CT-01 (formerly DAVANAT®), is a patented, new chemical entity that we believe, when administered in combination with chemotherapies or biologics, or vaccines, increases efficacy while reducing serious adverse effects. It is currently in human clinical trials in Belgium for use in combination with peptide vaccine for therapy of metastatic melanoma. There are currently no U.S. Food and Drug Administration, or FDA, clinical trials underway for GM-CT-01. The Phase I/II clinical trial in Belgium is being conducted under an Investigational Medicinal Product Dossier, or IMPD, from the European Medicines Agency, under an FDA-approved Investigational New Drug application, or IND. We hold the patent on GM-CT-01, without any licensing or royalty obligations.

Our lead candidate for treatment of liver fibrosis is GR-MD-02. Our data show that GR-MD-02 has a powerful therapeutic effect on liver fibrosis as shown in several relevant animal models. Therefore, we chose GR-MD-02 as the lead candidate in a development program targeted initially at fibrotic liver disease associated with NASH (Non-Alcoholic Steatohepatitis). This product candidate is currently being evaluated in pre-clinical toxicology and pharmacology studies with the aim of obtaining an IND from the FDA in the first quarter of fiscal 2013 for initiating human clinical trials in patients with NASH. NASH is a common, often “silent,” liver disease. It resembles alcoholic liver disease, but occurs in people who drink little or no alcohol. The major feature in NASH is fat in the liver, along with inflammation and damage. Most people with NASH feel well and are not aware that they have a liver problem. Nevertheless, NASH can be severe and can lead to cirrhosis, in which the liver is permanently damaged and scarred, or “fibrosed,” and no longer able to work properly. As fibrosis progresses, the only current therapy is a liver transplant. NASH affects 2-5% of Americans and is becoming more common, possibly because of the greater number of Americans with obesity.

We were incorporated under Nevada law on January 26, 2001 and in May of that year acquired a Massachusetts corporation (organized on July 10, 2000) engaged in the business we now undertake. We have a wholly-owned Delaware subsidiary that we formed in 2003 to hold our cash and cash equivalents.

Principal Executive Offices

Our principal executive offices are located at 4960 Peachtree Industrial Blvd., Suite 240, Norcross, Georgia 30071. Our telephone number is (678) 620-3186, fax number is (770) 864-1327 and our website address is www.galectintherapeutics.com. The information on our website is not incorporated by reference into this prospectus and should not be relied upon with respect to this offering.

The Offering

Securities Offered	8,773,111 shares of our common stock offered by selling stockholders

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders. To the extent that the warrants are exercised by the selling stockholder for cash, rather than by cashless exercise, we will receive proceeds constituting the exercise price of such warrants. Any such proceeds received by us through warrant exercises will be used for working capital.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain, in addition to historical information, forward-looking statements. These statements relate to future events or our future financial performance and can be identified by the use of forward-looking terminology such as “may,” “could,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in these statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described in, or incorporated by reference into, the Risk Factors section of this prospectus. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information before deciding to invest in our common stock. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently consider immaterial may also adversely affect our business. We have attempted to identify below the major factors that could cause differences between actual and planned or expected results, but we cannot assure you that we have identified all of those factors. If any of such risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case you may lose part or all of your investment.

Risks Related to Our Company

We have incurred net losses to date and must raise additional capital by the end of 2013 in order to continue to operate.

We have incurred net losses in each year of operation since our inception in July 2000. Our accumulated deficit as of September 30, 2012 was $77.3 million and our cumulative net loss applicable to common stockholders as of September 30, 2012 was $77.6 million. Based on $11.1 million of unrestricted cash as of September 30, 2012, we believe that we have sufficient cash to meet our financial and operating obligations through 2013. We will require more cash to fund our operations and believe that we will be able to obtain additional financing. However, there can be no assurance that we will be successful in obtaining such new financing or, if available, that such financing will be obtainable on terms favorable to us. We must raise additional cash by the end of 2013, or we may not be able to continue operations and may be forced to seek bankruptcy protection.

We may raise capital through public or private equity financings, partnerships, debt financings, bank borrowings, or other sources. Additional funding may not be available on favorable terms or at all. If adequate funds are not otherwise available, we may need to significantly curtail operations. To obtain additional funding, we may need to enter into arrangements that require us to relinquish rights to certain technologies, products and/or potential markets. To the extent that additional capital is raised through the sale of equity, or securities convertible into equity, our equity holders may experience dilution of their proportionate ownership of the company.

We are a development stage company and have not yet generated any revenue.

We are a development stage company and have not generated any revenues to date. There is no assurance that we will obtain FDA approval of GM-CT-01 or any other of our products in development and, even if we do so, that we will generate revenue sufficient to become profitable. Our failure to generate revenue and profit would likely lead to loss of your investment.

We are largely dependent on the success of our two lead product candidates, GM-CT-01 and GR-MD-02 and we cannot be certain that these product candidates will receive regulatory approval or be successfully commercialized.

We currently have no products for sale and we cannot guarantee that we will ever have any drug products approved for sale. We and our product candidates are subject to extensive regulation by the FDA and comparable regulatory authorities in other countries governing, among other things, research, testing, clinical trials, manufacturing, labeling, promotion, selling, adverse event reporting and recordkeeping. We are not permitted to market any of our product candidates in or outside the United States until we receive approval of a new drug application for a product candidate from the FDA or the equivalent approval from a foreign regulatory authority. Obtaining FDA approval is a lengthy, expensive and uncertain process.

Before obtaining regulatory approval for the sale of any drug candidate, we must conduct extensive pre-clinical studies and clinical trials to demonstrate the safety and efficacy of our product candidates in humans.

GM-CT-01, our lead product candidate, is currently in human clinical trials in Belgium for use in combination with peptide vaccine for therapy of metastatic melanoma. We cannot assure you that these trials will yield successful results, that they will lead to the generation of revenue, or that we will obtain regulatory approval in other countries.

There are currently no FDA clinical trials underway for GM-CT-01. The Phase I/II clinical trial in Belgium is being conducted under an IMPD from the EMA, under an FDA-approved IND.

GR-MD-02 is currently being evaluated in pre-clinical toxicology and pharmacology studies with the aim of obtaining an IND from the FDA in the first quarter of fiscal 2013 for initiating human clinical trials in patients with NASH. Pre-clinical studies and clinical trials are expensive, time-consuming and ultimately may not be successful. The results of pre-clinical and initial clinical testing of these products may not necessarily indicate the results that will be obtained from later or more extensive testing. Also, it is possible to suffer significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. For example, even though GM-CT-01 progressed successfully through Phase I and was progressing successfully through Phase II human trials (which were only partially completed due to financing issues), it may fail in Phase III trials or in later stages of development. We will engage others to conduct our clinical trials, including clinical research organizations and, possibly, government-sponsored agencies. Pre-clinical studies and clinical trials may not start or be completed as we forecast and may not achieve the desired results. The time required to obtain FDA and other approvals is unpredictable but often can take years following the commencement of clinical trials, depending upon the complexity of the drug candidate.

Even if we receive regulatory approval, we may be unable to commercialize our product candidates.

Even if GM-CT-01, GR-MD-02 and other anticipated product candidates achieve positive results in clinical trials, we may be unable to commercialize them. The availability of government and third party payor reimbursement, and pricing, especially compared to competitor products, could affect our ability to commercialize our product candidates. Our general inability to obtain necessary regulatory approvals and, if obtained, to commercialize our products would substantially impair our viability.

There are risks associated with our reliance on third parties to design trial protocols, arrange for and monitor the clinical trials, and collect and analyze data.

As we develop products eligible for clinical trials, including GM-CT-01, we will contract with independent parties to assist us in the design of the trial protocols, arrange for and monitor the clinical trials, collect data and analyze data. In addition, certain clinical trials for our products may be conducted by government-sponsored agencies and will be dependent on governmental participation and funding. Our dependence on independent parties and clinical sites involves risks including reduced control over the timing and other aspects of our clinical trials.

There are risks associated with our reliance on third parties for manufacturing, marketing, sales, managed care and distribution infrastructure and channels.

We do not have, and do not now intend to develop, facilities for the manufacture of any of our products for clinical or commercial production. At this time, we are not a party to any long-term agreement with any of our suppliers, and accordingly, we have our products manufactured on a purchase-order basis from one of two primary suppliers. We are developing relationships with manufacturers and will enter into collaborative arrangements with licensees or have others manufacture our products on a contract basis. We expect to depend on such collaborators to supply us with products manufactured in compliance with standards imposed by the FDA and foreign regulators.

We have limited experience in marketing, sales or distribution, and we do not intend to develop a sales and marketing infrastructure to commercialize our pharmaceutical products. If we develop commercial products, we will need to rely on licensees, collaborators, joint venture partners or independent distributors to market and sell those products. Thus, we expect that we will be required to enter into agreements with commercial partners to engage in sales, marketing and distribution efforts around our products in development. We may be unable to establish or maintain third-party relationships on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with our competitors. If we do not enter into relationships with third parties for the sales and marketing of our proposed products, we will need to develop our own sales and marketing capabilities.

Even if engaged, these distributors may:

•	fail to satisfy financial or contractual obligations to us;

•	fail to adequately market our products;

•	cease operations with little or no notice to us; or

•	offer, design, manufacture or promote competing formulations or products.

If we fail to develop sales, managed care, marketing and distribution channels, we would experience delays in generating sales and incur increased costs, which would harm our financial results.

We are exposed to product liability, pre-clinical and clinical liability risks which could place a financial burden upon us, should we be sued, because we do not currently have product liability insurance beyond our general insurance coverage.

Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical formulations and products; accordingly, claims may be asserted against us. In addition, the use in our clinical trials of pharmaceutical formulations and products that our potential collaborators may develop and the subsequent sale of such formulations or products by us or our potential collaborators may cause us to assume a portion of or all of the product liability risks. A successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

Because we do not currently have any FDA-approved products or formulations, we do not currently have any product liability insurance covering commercialized products. We may not be able to obtain or maintain adequate product liability insurance on acceptable terms, if at all, or such insurance may not provide adequate coverage against our potential liabilities. Furthermore, our current and potential partners with whom we have collaborative agreements or our future licensees may not be willing to indemnify us against these types of liabilities and may not, themselves, be sufficiently insured or have sufficient liquidity to satisfy any product liability claims. Claims or losses in excess of any product liability insurance coverage that may be obtained by us could have a material adverse effect on our business, financial condition and results of operations.

We face intense competition in the biotechnology and pharmaceutical industries.

The biotechnology and pharmaceutical industries are intensely competitive. We face direct competition from U.S. and foreign companies focusing on pharmaceutical products, which are rapidly evolving. Our competitors include major multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of these competitors possess greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations than we possess. In addition, academic and government institutions are increasingly likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products based on technology developed at such institutions. Our competitors may succeed in developing or licensing technologies and products that are more effective, or succeed in obtaining FDA or other regulatory approvals for product candidates before we do. Acquisitions of, or investments in, competing pharmaceutical or biotechnology companies by large corporations could increase such competitors’ financial, marketing, manufacturing and other resources.

The market for our proposed products is rapidly changing and competitive, and new drugs and new treatments which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change. Developments by others may render our proposed products noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase.

As a pre-revenue company engaged in the development of drug technologies, our resources are limited and we may experience technical challenges inherent in such technologies. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic effects compared to our proposed products. Our competitors may develop drugs that are safer, more effective and less costly than our proposed products and, therefore, present a serious competitive threat to us.

The potential widespread acceptance of therapies that are alternatives to ours may limit market acceptance of our proposed products, even if commercialized. Many of our targeted diseases and conditions can also be treated by other medications. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of these competitive drugs may limit the potential for our technologies, formulations and products to receive widespread acceptance even if commercialized.

Our lack of operating experience may cause us difficulty in managing our growth.

We have limited experience in manufacturing or procuring products in commercial quantities, conducting other later-stage phases of the regulatory approval process, selling pharmaceutical products, or negotiating, establishing and maintaining strategic relationships. Although we have engaged a number of consultants to assist us, any additional growth may require us to expand our management, operational and financial systems and controls. If we are unable to do so, our business and financial condition would be materially harmed. If rapid growth occurs, it may strain our managerial, operational and financial resources.

We depend on key individuals to develop our products and core technologies and pursue collaborative relationships.

We are highly dependent on Peter G. Traber, M.D. Dr. Traber is our Chief Executive Officer and our Chief Medical Officer who, among other things, designs and leads our pre-clinical and clinical studies, as well as our U.S. and European regulatory processes. The loss of Dr. Traber or failure to attract or retain other key personnel could prevent us from developing our products and core technologies and pursuing collaborative relationships.

We may be unable to comply with our reporting and other requirements under federal securities laws.

As a publicly traded company, we are subject to the reporting requirements of the Exchange Act. The Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing. We may be required to implement additional and expensive finance and accounting systems, procedures and controls as we grow our business and organization to satisfy new reporting requirements, which will increase our costs and require additional management resources.

Risks Related to the Regulation of Our Products

We will need regulatory approvals to commercialize our products.

We are required to obtain approval (i) from the FDA in order to sell our products in the U.S. and (ii) from foreign regulatory authorities in order to sell our products in other countries. The FDA’s review and approval process is lengthy, expensive and uncertain. Extensive pre-clinical and clinical data and supporting information must be submitted to the FDA for each indication for each product candidate in order to secure FDA approval. Before receiving FDA clearance to market our proposed products, we will have to demonstrate that our products are safe on the patient population and effective for the diseases that are to be treated. Clinical trials, manufacturing and marketing of drugs are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution and promotion of drugs and medical devices. As a result, regulatory approvals can take several years to acquire and may further require the expenditure of substantial financial, managerial and other resources. The FDA could reject an application or, in the alternative, require us to conduct additional clinical or other studies as part of the regulatory review process. Delays in obtaining or failure to obtain FDA approvals would delay or prevent the commercialization of our product candidates, which would prevent, defer or decrease our receipt of revenues. In addition, should we receive initial regulatory approval, our product candidates will be subject to extensive and rigorous ongoing domestic and foreign government regulation.

Even if we obtain regulatory approvals, our marketed drugs will be subject to ongoing regulatory review. If we fail to comply with ongoing regulatory requirements, we could lose our approvals to market drugs, in which case our business would be materially adversely affected.

Following regulatory approval in the United States of any drugs we may develop, we will remain subject to continuing regulatory review, including the review of adverse drug experiences and clinical results that are reported after our drug products are made available to patients. This would include results from any post marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our drug products will also be subject to periodic review and inspection by the FDA. The discovery of any new or previously unknown problems with the product, manufacturer or facility may result in restrictions on the drug or manufacturer or facility, including withdrawal of the drug from the market. We would continue to be subject to the FDA requirements governing the labeling, packaging, storage, advertising, promotion, recordkeeping, and submission of safety and other post-market information for all of our product candidates, even those that the FDA had approved. If we fail to comply with applicable continuing regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and other adverse consequences.

The drug development process to obtain FDA approval is very costly and time consuming and if we cannot complete our clinical trials in a cost-effective manner, our results of operations may be adversely affected.

Costs and timing of clinical trials may vary significantly over the life of a project owing to the following non-exclusive reasons:

•	the duration of the clinical trial;

•	the number of sites included in the trials;

•	the countries in which the trial is conducted;

•	the length of time required and ability to enroll eligible patients;

•	the number of patients that participate in the trials;

•	the number of doses that the patients receive;

•	the drop-out or discontinuation rate of patients;

•	per patient trial costs;

•	third party contractors failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner;

•	our drug product candidates having different chemical and pharmacological properties in humans than in lab testing;

•	the need to suspend or terminate our clinical trials;

•	insufficient or inadequate supply or quality of drug product candidates or other necessary materials to conduct our trials;

•

potential additional safety monitoring, or other conditions required by FDA or comparable foreign regulatory authorities regarding the scope or design of our clinical trials, or other studies requested by regulatory agencies;

•	problems engaging IRBs to oversee trials or in obtaining and maintaining IRB approval of studies;

•	the duration of patient follow-up;

•	the efficacy and safety profile of the product candidate;

•	the costs and timing of obtaining regulatory approvals; and

•	the costs involved in enforcing or defending patent claims or other intellectual property rights.

If users of our proposed products are unable to obtain adequate reimbursement from third-party payers, market acceptance of our proposed products may be limited and we may not achieve revenues or profits.

The continuing efforts of governments, insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability as well as the future revenues and profitability of our potential customers, suppliers and collaborative partners in addition to the availability of capital. In other words, our ability to commercialize our proposed products will depend in large part on the extent to which appropriate reimbursement levels for the cost of our proposed formulations, products and related treatments are obtained by the health care providers of these products and treatments. At this time we cannot predict the precise impact of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Act of 2010, the comprehensive health care reform legislation passed by Congress in March 2010. It is possible that the adoption of this legislation could harm our business, financial condition and results of operations.

Data obtained from clinical trials may be negative or inconclusive, and are susceptible to varying interpretations, which could delay, limit or prevent regulatory clearances.

Data already obtained, or in the future obtained, from pre-clinical studies and clinical trials do not necessarily predict the results that will be obtained from later pre-clinical studies and clinical trials. Moreover, pre-clinical and clinical data may be negative or inconclusive. In addition, data is susceptible to varying interpretations. Negative or inconclusive data, or data interpreted in various ways, could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after having obtained promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of a proposed formulation or product under development could delay or prevent regulatory clearance of the potential drug. The resulting delays in commercialization could materially harm our business. Our clinical trials may not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for our drugs, and thus, our proposed drugs may not be approved for marketing.

We will need to obtain FDA approval of any proposed product brand names, and any failure or delay associated with such approval may adversely impact our business.

A pharmaceutical product cannot be marketed in the U.S. or other countries until it has completed rigorous and extensive regulatory review processes, including approval of a brand name. Any brand names we intend to use for our product candidates will require approval from the FDA regardless of whether we have secured a formal trademark registration from the U.S. Patent and Trademark Office, or the PTO. The FDA typically conducts a review of proposed product brand names, including an evaluation of potential for confusion with other product names. The FDA may also object to a product brand name if it believes the name inappropriately implies medical claims. If the FDA objects to any of our proposed product brand names, we may be required to adopt an alternative brand name for our product candidates. If we adopt an alternative brand name, we would lose the benefit of our existing trademark applications for such product candidate and may be required to expend significant additional resources in an effort to identify a suitable product brand name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. We may be unable to build a successful brand identity for a new trademark in a timely manner or at all, which would limit our ability to commercialize our product candidates.

Risks Related to Our Intellectual Property

Our competitive position depends on protection of our intellectual property.

Development and protection of our intellectual property are critical to our business. All of our intellectual property, patented or otherwise, has been invented and/or developed by employees or former employees of the Company. Our success depends, in part, on our ability to obtain patent protection for our products or processes in the U.S. and other countries, protect trade secrets and prevent others from infringing on our proprietary rights. We will only be able to protect our product candidates from unauthorized making, using, selling, offering to sell or importation by third parties to the extent that we have rights under valid and enforceable patents or trade secrets that cover these activities. If we do not adequately protect our intellectual property, competitors may be able to practice our technologies.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date in the United States. The biotechnology patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed in our pending patent applications or enforced in our issued patents or in third-party patents.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	others may be able to make compounds that are competitive with our product candidates but are not covered by the claims of our patents;

•	we might not have been the first to make the inventions covered by our pending patent applications;

•	we might not have been the first to file patent applications for these inventions;

•	it is possible that our pending patent applications will not result in issued patents;

•	we may not develop additional proprietary technologies that are patentable; or

•	the patents of others may have an adverse effect on our business.

We also may rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although we require our scientific and technical employees and consultants to enter into broad assignment of inventions agreements, and all of our employees, consultants and corporate partners with access to proprietary information to enter into confidentiality agreements, these agreements may not be honored. Enforcing a claim that a third party illegally obtained, and is using, our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use of, our technology.

Some or all of our patent applications may not issue as patents, or the claims of any issued patents may not afford meaningful protection for our technologies or products. In addition, patents issued to us or our licensors, if any, may be challenged and subsequently narrowed, invalidated or circumvented. Patent litigation is widespread in the biotechnology industry and could harm our business. Litigation might be necessary to protect our patent position or to determine the scope and validity of third-party proprietary rights.

If we choose to go to court to stop someone else from using the inventions claimed in our patents, that individual or company would have the right to ask the court to rule that such patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and we may not have the required resources to pursue such litigation or to protect our patent rights. In addition, there is a risk that the court will decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights in these patents.

Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court will order us to pay the other party treble damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity in the U.S., in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our patent applications and could further require us to obtain rights to issued patents covering such technologies. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference or other proceeding in the PTO or a court to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Obtaining and maintaining our patent protection depends upon compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

Our failure to secure trademark registration could adversely affect our ability to market our product candidates and our business.

Our trademark applications in the United States, when filed, and any other jurisdictions where we may file may not be allowed for registration, and our registered trademarks may not be maintained or enforced. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the PTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our applications and/or registrations, and our applications and/or registrations may not survive such proceedings. Failure to secure such trademark registrations in the United States and in foreign jurisdictions could adversely affect our ability to market our product candidates and our business.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could impede our ability to compete.

Because we operate in the highly technical field of biotechnology and pharmaceutical development, we rely in part on trade secret protection in order to protect our proprietary trade secrets and unpatented know-how. However, trade secrets are difficult to protect, and we cannot be certain that others will not develop the same or similar technologies on their own. We have taken steps, including entering into confidentiality agreements with all of our employees, consultants and corporate partners to protect our trade secrets and unpatented know-how. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. We also typically obtain agreements from these parties which provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets or know-how is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or know-how. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to Our Common Stock

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including but not limited to:

•	our ability to integrate operations, technology, products and services;

•	our ability to execute our business plan;

•	operating results below expectations;

•	our issuance of additional securities, including debt or equity or a combination thereof, which will be necessary to fund our operating expenses;

•	announcements of technological innovations or new products by us or our competitors;

•	loss of any strategic relationship;

•	industry developments, including, without limitation, changes in healthcare policies or practices or third-party reimbursement policies;

•	economic and other external factors;

•	period-to-period fluctuations in our financial results; and

•	whether an active trading market in our common stock develops and is maintained.

In addition, the market price for securities of pharmaceutical and biotechnology companies historically has been highly volatile, and the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to decline substantially.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies have experienced significant stock price volatility in recent years. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could materially and adversely affect our business.

Additionally, fluctuations in the trading price or liquidity of our common stock may materially and adversely affect, among other things, the interest of investors to purchase our common stock on the open market and, generally, our ability to raise capital.

Our board of directors has the power to designate, without stockholder approval, additional series of preferred stock, the shares of which could be senior to our common stock and be entitled to conversion or voting rights that adversely affect the holders of our common stock.

Our articles of incorporation authorize the issuance of capital stock including 20,000,000 authorized undesignated shares (8,001,000 designated as of September 30, 2012), and empowers our board of directors to prescribe, by resolution and without stockholder approval, a class or series of undesignated shares, including the number of shares in the class or series and the voting powers, designations, rights, preferences, restrictions and the relative rights in each such class or series. Accordingly, we may designate and issue additional shares or series of preferred stock that would rank senior to the shares of common stock as to dividend rights or rights upon our liquidation, winding-up, or dissolution.

Nevada law and our charter documents could make it more difficult for a third party to acquire us and discourage a takeover, which could depress the trading price of our common stock.

Nevada corporate law and our articles of incorporation and bylaws contain provisions that could discourage, delay, or prevent a change in control of our Company or changes in our management that our stockholders may deem advantageous. For example, holders of our common stock do not have cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors. In addition, because we have more than 200 stockholders of record, we are subject to the “business combinations” provisions of the Nevada Revised Statutes, or NRS. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may be in our stockholders’ best interest and offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

One investor and certain directors, by virtue of ownership of our securities and related rights, may be able to control the Company.

The 10X Fund owns all of our issued and outstanding Series B Preferred Stock, which are convertible into 2,000,000 shares of our common stock. The 10X Fund owns related warrants exercisable to purchase an aggregate of 5,000,000 shares of our common stock. As of September 30, 2012, we have issued approximately 773,111 shares of our common stock as dividends on the Series B Preferred Stock and 1,000,000 shares of our common stock on the exercise of warrants. In addition, (i) James C. Czirr, a general partner of the 10X Fund and Executive Chairman of our board of directors, owns or controls approximately 843,000 shares of our common stock and has the right to acquire approximately 667,000 additional shares of our common stock upon the exercise of outstanding stock options (approximately 292,000 of which are exercisable as of September 30, 2012); and (ii) Rod D. Martin, a general partner of the 10X Fund and Vice Chairman of our board of directors, owns or controls approximately 91,000 shares of our common stock and has the right to acquire approximately 98,000 additional shares of our common stock upon the exercise of outstanding stock options (approximately 94,000 of which are exercisable as of September 30, 2012). As of September 30, 2012, on a fully diluted basis, assuming conversion of all Series B Preferred Stock and exercise of all outstanding warrants, the 10X Fund would own approximately 35% of our then outstanding shares of common stock, which, together with the shares of our common stock that would be owned by Mr. Czirr and Mr. Martin (assuming exercise of all vested options at that date), would constitute approximately 40% of the then outstanding shares.

As holder of Series B Preferred Stock, the 10X Fund is entitled to elect three directors in a separate class vote, nominate three directors for election by all shares entitled to vote, and provide or withhold consent to a range of fundamental corporate action we may wish to undertake, such as recapitalization, sale of our company, and other matters. Such concentration of stock ownership and related rights could have the effect of delaying, deterring or preventing corporate events that our other security holders may desire or consider beneficial to the company.

We may issue additional common stock, which might dilute the net tangible book value per share of our common stock.

Our board of directors has the authority, without action or vote of our stockholders, to issue all or a part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount to, or a premium from, the then-current market price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. These issuances would dilute the percentage ownership interest, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the net tangible book value per share of our common stock. You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options, or if warrant holders exercise their warrants to purchase shares of our common stock.

A sale of a substantial number of shares of the common stock may cause the price of our common stock to decline.

Our common stock is currently traded on The NASDAQ Capital Market and, despite certain increases of trading volume from time to time, there have been periods when it could be considered “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, including the ending of restriction on resale or the expiration of lock-up agreements such as those entered into in connection with this offering, substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the market price of our common stock price appreciates.

Our shares of common stock and warrants may be thinly traded, so you may be unable to sell at or near ask prices or even at all if you need to sell your shares or warrants to raise money or otherwise desire to liquidate your shares or warrants.

We cannot predict the extent to which an active public market for our common stock and warrants will develop or be sustained. Our common stock is currently traded on The NASDAQ Capital Market and experiences periods when it could be considered “thinly-traded.” This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained or not diminish.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders. To the extent that the warrants are exercised by the selling stockholders for cash, rather than by cashless exercise, we will receive proceeds constituting the exercise price of such warrants. Any such proceeds received by us through warrant exercises will be used for working capital.

DESCRIPTION OF THE TRANSACTION

This prospectus relates to the resale of shares of our common stock that are issuable to the selling stockholders named in this prospectus upon conversion or exercise of securities described below that we sold to the selling stockholder described below in February 2009. We issued and sold all of these securities to the selling stockholder without registration under the Securities Act of 1933, as amended, or the Securities Act, in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering. Prior to issuance, the selling stockholder represented to us that such selling stockholder was an accredited investor, as defined in Rule 501 of Regulation D under the Securities Act, and that the selling stockholder was acquiring the securities for investment purposes only and not with a view to, or sale in connection with, any distribution thereof.

As described in the Explanatory Note, we effected a one-for-six (1:6) reverse stock split (the “Reverse Stock Split”) on March 22, 2012, of our authorized and issued and outstanding common voting shares. Accordingly, the number of shares in the transaction described below has been proportionately adjusted to reflect the Reverse Stock Split.

Series B-1 and Series B-2 Convertible Redeemable Preferred Stock and related warrants

On February 12, 2009, we entered into definitive agreements with one investor, the 10X Fund, L.P., a Delaware limited partnership, or the 10X Fund, related to the issuance and sale of the following securities, the initial tranche of which was purchased on that date, which is referred to in this prospectus as the 10X Fund sale date:

•

900,000 shares of our Series B-1 convertible redeemable preferred stock, or Series B-I preferred stock, each of which is convertible into two-thirds of a share of our common stock for a total of 600,000 shares of common stock;

•

2,100,000 shares of our Series B-2 convertible redeemable preferred stock, or Series B-2 preferred stock, and together with the Series B-1 preferred stock, the Series B preferred stock, each of which is convertible into two-thirds of a share of our common stock for a total of 1,400,000 shares of common stock;

•	Class A-1 warrants exercisable to purchase 1,000,000 shares of our common stock;

•	Class A-2 warrants exercisable to purchase 1,000,000 shares of our common stock; and

•	Class B warrants exercisable to purchase 4,000,000 shares of our common stock, which are referred to in this prospectus, together with the Class A-1 and Class A-2 warrants, as the 2009 warrants.

We sold the Series B preferred stock for $2.00 per share, each of which is convertible on a two for three ratio to shares of common stock at an effective price of $3.00 per share. The conversion price, and number of shares issuable upon conversion, are subject to adjustment in the event of stock splits, recapitalizations and the like, but are not adjustable based on a discount or other floating rate relative to the future trading price of the common stock at the time of conversion(s). Absent such an adjustment event, the maximum number of common shares issuable upon conversion of the Series B preferred stock is 2,000,000.

The 2009 warrants are exercisable for five years at $3.00 per share of common stock. The Class A-1, Class A-2, and 2,000,000 of the Class B are exercisable solely for cash and 2,000,000 of the Class B warrants, as amended in January 2011, may be exercised “cashlessly”. In the second and third quarters of 2011, the 10X Fund exercised all of the Class A-1 warrants for aggregate proceeds to us of $3,000,000 and was issued 1,000,000 shares of our common stock. The exercise price of the 2009 warrants, and number of shares issuable upon exercise, arc subject to adjustment in the event of stock splits, recapitalizations and the like, but not anti-dilution protection that is triggered by future offers or sales of common stock, or securities convertible or exercisable for common stock, at a price below the initial exercise price of warrants. Absent such an adjustment event, the maximum number of shares issuable upon exercise of the 2009 warrants is 6,000,000. If all the remaining unexercised 2009 warrants were to be exercised for cash, we would receive additional gross proceeds of $15,000,000. If only the Class A-2 warrants and 2,000,000 of the Class B warrants are exercised for cash we would receive additional gross proceeds of $9,000,000.

The Class A-2 warrants contain a mandatory exercise condition affording us the right, provided a registration statement for the resale of the underlying shares of common stock is then in effect, upon 30 days prior notice, to issue a termination notice with respect to each Class A-1 warrant that has not been exercised on any day following which the trading price of our common stock for the preceding 15 trading days exceeds $7.50 per share (subject to adjustments in the event of stock splits, recapitalizations and the like). The Class A-2 warrants contain an identical provision except that the trading price during such 15-day period must exceed $10.50 per share.

By agreement in January 2011 with the holder of all shares of Series B preferred stock, we amended the terms of the Series B preferred stock to, among other things, (i) remove our right to compel conversion of the Series B preferred stock to shares of our common stock, (ii) extend the redemption dates to be the earlier of February 12, 2019, or the date of a promissory note issued to David Platt, Ph.D. pursuant to a separation agreement between him and the Company, (iii) provide that dividends are payable in cash or shares of our common stock valued at 100% of the volume weighted average price of the common stock for the 20 consecutive trading days prior to the dividend payment date on and after September 30, 2011, and (iv) require that any request for transfer of shares of Series B preferred stock to another holder shall result in an automatic conversion to shares of our common stock.

The 10X Fund acquired the Series B preferred stock and 2009 warrants in a series of tranches beginning on the 10X Fund sale date for gross proceeds to the Company of $6,000,000 and net proceeds of $5,532,955. The trading price of our common stock on the 10X Fund sale date was at or less than $1.20. Accordingly, as of that date, the market value of the 2,000,000 shares of common stock underlying Series B preferred stock was approximately $2,400,000, an amount substantially less than the gross or net proceeds received in this transaction. Similarly, the $3.00 exercise price of the 2009 warrants was approximately 250% of the trading price of our common stock on the 10X Fund sale date.

Transaction expenses including payments we made to or on behalf of the 10X Fund within 12 months after the 10X Fund sale date, and total paid, are forth in the table below. We have no further payment obligations to or on behalf of the 10X Fund in connection with this transaction. The net proceeds to us were $5,532,955, or approximately 92% of the $6,000,000 gross proceeds.

	Paid as of February 12, 2010	Total Paid
10X Fund origination fee (3%)	$143,550	$180,000
10X Fund counsel fee	130,410	150,285
Other 10X Fund professional & consulting fees	84,761	88,661
Other 10X Fund expenses	47,558	48,099

	$406,279	$467,045

PRIOR SECURITIES TRANSACTIONS WITH THE SELLING STOCKHOLDERS

Prior to the 10X Fund sale date, there had been no securities transactions between the 10X Fund and the Company. James C. Czirr, currently our Executive Chairman, has been a managing member of the general partner of the 10X Fund since it was formed in 2008. He was also a founder of our Company, then known as Pro-Pharmaceuticals, Inc., at its inception in 2001, at which time he was issued 823,312 shares of our common stock, 20,834 shares of which were registered for resale in 2003. Mr. Czirr also purchased 100,000 shares of the Series A preferred stock (convertible into 16,667 shares of common stock), or about 5.7% of that series, and 33,334 warrants comprised of 16,667 warrants exercisable at $9.00 per share and 16,667 warrants exercisable at $12.00 per share, none of which has been exercised as of the date of this prospectus, and which expired February 4, 2012. He also holds shares of common stock issued as stock dividends on the Series A preferred stock. We previously registered the resale of the shares of our common stock issuable upon conversion of, or as stock dividends issued on, Mr. Czirr’s shares of Series A preferred stock and upon exercise of his 2008 warrants (now expired).

The following table provides certain additional information with respect to shares of common stock outstanding prior to the 10X Fund sale:

Number of shares of common stock outstanding prior to the 10X Fund purchase on February 12, 2009 held by persons other than the selling stockholders, affiliates of the Company, and affiliates of the selling stockholders	7,261,617	(1)

Number of shares of common stock registered for resale by selling stockholders or affiliates in prior registration statements	20,834	(2)

Number of shares of common stock registered for resale on behalf of the selling stockholders or affiliates in transactions described in this prospectus	8,773,111	(3)

(1)	Assumes shares outstanding at 10X Fund purchase date of 8,042,027, less (i) 725,362 shares then owned beneficially by Mr. Czirr, and (ii) 55,048 shares then owned by other affiliates of the Company.
(2)	These shares of common stock held by Mr. Czirr were registered for resale in 2003. Excludes a de minimis number of shares of common stock issued as stock dividends on the Series A preferred stock to Mr. Czirr.
(3)	Includes (i) 2,000,000 shares of common stock underlying the Series B preferred stock, (ii) 5,000,000 shares underlying the 2009 warrants, (iii) 1,000,000 shares issued on exercise of the Class A-1 warrants, and (iv) 773,111 shares of common stock issued as stock dividends on the Series B preferred stock through September 30, 2012.

SELLING STOCKHOLDERS

This prospectus covers the sale by the selling stockholders from time to time of:

•	2,000,000 shares of common stock issuable upon the conversion of shares of the Series B-I preferred stock and Series B-2 preferred stock;

•

5,000,000 shares of common stock issuable upon the exercise of the 2009 warrants, comprised of the following: 1,000,000 shares upon exercise of the Class A-2 warrants and 4,000,000 shares upon exercise of the Class B warrants;

•	1,000,000 shares of common stock issued to the 10X Fund upon exercise of the Class A-1 warrants

•	773,111 shares of common stock, which we refer to in this prospectus as Series B dividend shares, comprised of shares that we have distributed as Series B dividend shares through September 30, 2012.

The term “selling stockholder” includes (i) each person and entity that is identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part) and (ii) any transferee, donee, pledgee or other successor of any person or entity named in the table that acquires any of the shares of common stock covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act and that is identified in a supplement or amendment to this prospectus.

We have listed below:

•	the name of each selling stockholder;

•	the number of shares of common stock beneficially owned by the selling stockholder as of the date of this prospectus;

•	the maximum number of shares of common stock being offered by each of them in this offering; and

•

the number of shares of common stock to be owned by the selling stockholder after this offering (assuming sale of such maximum number of shares) and the percentage of the class which such number constitutes (if one percent or more).

The footnotes to the table identify each selling stockholder that is a registered broker-dealer or an affiliate of a registered broker-dealer.

Except as otherwise noted below, during the last three years, no selling stockholder has been an officer, director or affiliate of our company, nor has any selling stockholder had any material relationship with our company or affiliates during that period. Each selling stockholder represented at the closing of the private placement that it did not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, pledge, hypothecate, grant any option to purchase or otherwise dispose of any of the securities. Based on information provided to us by the selling stockholders, the selling stockholders purchased the securities in the ordinary course of business.

The shares of common stock being offered hereby are being registered to permit public secondary trading, and the selling stockholders are under no obligation to sell all or any portion of their shares included in this prospectus. The information contained in the following table is derived from information provided to us by selling stockholders, our books and records, as well as from our transfer agent. Where we were unable to obtain information from a selling stockholder with respect to the total number of shares beneficially owned by such holder, we have included only the shares underlying warrants held by such holder.

Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date.

We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer some or all of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders. The numbers of shares shown under the column “Common Stock Owned Upon Completion of this Offering” reflect the assumption solely for purpose of this table that such shares are still owned upon completion of the offering, which assumption is not intended to override the selling stockholder table in, as applicable, any other prospectus covering the resale of any other of our securities by the selling stockholders.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to Offering	Common Stock Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering		Percentage of Common Stock Owned Upon Completion of this Offering
10X Fund, L.P. (1)	8,773,111	8,773,111	0	(2)	*

*	less than one percent.

Percentage calculations are based on 15,966,437 shares of our common stock issued and outstanding as of September 30, 2012.

(1)	Represents 600,000 shares issuable on conversion of Series B-1 preferred stock, 1,400,000 shares issuable upon conversion of Series B- 2 preferred stock, 1,000,000 shares issued on exercise of the Class A-1 warrants, 5,000,000 shares issuable upon exercise of the remaining 2009 warrants, 773,111 common shares issued as Series B dividend shares. The general partner of 10X Fund, L.P., a Delaware limited partnership, is 10X Capital Management, LLC, a Florida limited liability company, the managing members of which general partner are James C. Czirr and Rod D. Martin, each of whom is also a director of the Company. Messrs. Czirr and Martin in their capacity as managing members of the general partner of 10X Fund L.P. may be deemed to share voting and dispositive control of the shares of common stock owned by it but disclaim beneficial ownership of these shares.
(2)	Assumes all offered shares are sold.

PLAN OF DISTRIBUTION

Each selling stockholder and any of his, her or its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of his, her or its shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any of these methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA/NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA/NASD IM-2440.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge shares to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to that broker-dealer or other financial institution of shares offered by this prospectus, which shares that broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect that transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales. In that event, any commissions received by those broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%) of the gross proceeds of any sale.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares pursuant to the registration rights agreement, estimated to be $21,500 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws and the selling stockholders’ expenses. The selling stockholders have agreed to pay certain selling expenses, including all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We have also agreed to indemnify any underwriter employed by the selling stockholders in connection with the offering against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon for Galectin Therapeutics Inc. by McCarter & English LLP of Boston, Massachusetts.

EXPERTS

The consolidated financial statements of the Company as of and for the year ended December 31, 2011 and for the period from inception (July 10, 2000) to December 31, 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference into this Prospectus and Registration Statement, have been audited by McGladrey LLP, formerly McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report therein, and incorporated by reference herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the Public Reference Room (Room 1580), 100 F Street, N.E., Washington, D.C. 20549. You may also obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (www.sec.gov) that contains the reports, proxy and information statements, and other information that we file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the above address or from the SEC’s Internet site.

Our internet address is www.galectintherapeutics.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 as amended prior to the termination of this offering:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 30, 2012;

•

Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, as filed with the SEC on May 11, 2012, August 10, 2012, and November 9, 2012, respectively;

•

Our Current Reports on Form 8-K filed with the SEC on February 27, 2012, March 5, 2012, March 23, 2012, March 26, 2012, May 1, 2012, May 3, 2012, May 30, 2012, July 25, 2012, August 29, 2012, September 21, 2012 and October 4, 2012;

•

The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 9, 2003, including any amendments or reports filed for the purpose of updating that description, including Amendment No. 1 to Form 8-A filed with the SEC on March 22, 2012.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Galectin Therapuetics Inc.

4960 Peachtree Industrial Blvd., Suite 240

Norcross, Georgia 30071

Attention: Thomas A. McGauley, Chief Financial Officer

Tel.: (678) 620-3186

E-mail: ir@galectintherapeutics.com

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with this offering of securities described in this registration statement. All amounts shown are estimates. The Registrant will bear all expenses shown below.

Accounting fees and expenses	$10,000
Legal fees and expenses	$10,000
Printing and engraving expenses	$1,000
Other	$500

Total	$21,500

Item 15.	Indemnification of Directors and Officers.

The registrant’s By-laws, as amended to date, provide for indemnification of officers and directors to the fullest extent permitted by Section 7502 of Chapter 78 of the Nevada Revised Statutes (“NRS”) (as from time to time amended), provided such officer or director acts in good faith and in a manner which such person reasonably believes to be in or not opposed to the best interests of the registrant, and with respect to any criminal matter, had no reasonable cause to believe such person’s conduct was unlawful.

NRS 78.7502 states:

“1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	Is not liable pursuant to NRS 78.138; or

(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	Is not liable pursuant to NRS 78.138; or

(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

The registrant’s By-laws also provide that to the fullest extent permitted by NRS 78.751 (as from time to time amended), the registrant shall pay the expenses of officers and directors of the Corporation incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of such matter, upon receipt of an undertaking in form and substance acceptable to the board of directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

NRS 78.751 states:

“1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.”

In addition, the registrant maintains directors’ and officers’ liability insurance which insures against liabilities that its directors and officers may incur in such capacities.

Reference is made to “Undertakings,” below, for the registrant’s undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 16.	Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description

4.1	Securities Purchase Agreement dated February 12, 2009, by and among Pro-Pharmaceuticals, Inc. and 10X Fund, L.P. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed February 18, 2009).

4.2	Registration Rights Agreement, dated February 12, 2009 (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed February 18, 2009).

4.3	Form of Class A-1 Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed February 18, 2009).

Exhibit Number	Description

4.4	Form of Class A-2 Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed February 18, 2009).

4.5	Form of Class B Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 to the registrant’s Current Report on Form 8-K filed February 18, 2009).

5.1*	Opinion of McCarter & English LLP (including the consent of such firm) regarding the legality of the securities being offered.

23.1	Consent of McGladrey LLP, an independent registered public accounting firm.

23.3*	Consent of McCarter & English LLP (included as part of Exhibit 5.1 hereto).

24	Powers of Attorney (included in signature page).

*	Previously filed.

Item 17.	Undertakings.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in this Item 17 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering;

4. That, for the purpose of determining liability under the Securities Act to any purchaser, if relying on Rule 430B, each prospectus filed by the registrant pursuant to Rule 424(b)3 shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to

Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date. If instead the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

5. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of an undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to this offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to this offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

6. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Norcross, Georgia on January 4, 2013.

GALECTIN THERAPEUTICS INC.

By:	/s/ PETER G. TRABER
Name:	Peter G. Traber, M.D.
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter G. Traber and Thomas A. McGauley and each of singly, his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre-effective or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ PETER G. TRABER Peter G. Traber, M.D.	Chief Executive Officer, President and Director (Principal Executive Officer)	January 4, 2013

/s/ Thomas A. McGauley Thomas A. McGauley	Chief Financial Officer (Principal Financial and Accounting Officer)	January 4, 2013

/s/ James C. Czirr James C. Czirr	Executive Chairman and Director	January 4, 2013

/s/ Kevin D. Freeman Kevin D. Freeman	Director	January 4, 2013

/s/ Rod D. Martin Rod D. Martin	Vice-Chairman and Director	January 4, 2013

/s/ Gilbert F. Amelio, Ph.D. Gilbert F. Amelio, Ph.D.	Director	January 4, 2013

/s/ Arthur R. Greenberg Arthur R. Greenberg	Director	January 4, 2013

/s/ John Mauldin John Mauldin	Director	January 4, 2013

/s/ H. Paul Pressler H. Paul Pressler	Director	January 4, 2013

/s/ Steve Prelack Steven Prelack	Director	January 4, 2013

/s/ Jerald K. Rome Jerald K. Rome	Director	January 4, 2013

/s/ Marc Rubin, M.D. Marc Rubin, M.D.	Director	January 4, 2013